Exhibit 32
Officers' Section 1350 Certifications
Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company's Quarterly Report on Form 10-Q for the period ended February 28, 2021 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company's Quarterly Report on Form 10-Q for the period ended February 28, 2021 fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	April 1, 2021	/s/ Rick Beckwitt
		Name:	Rick Beckwitt
		Title:	Co-Chief Executive Officer and Co-President

Date:	April 1, 2021	/s/ Jonathan M. Jaffe
		Name:	Jonathan M. Jaffe
		Title:	Co-Chief Executive Officer and Co-President

Date:	April 1, 2021	/s/ Diane Bessette
		Name:	Diane Bessette
		Title:	Vice President, Chief Financial Officer and Treasurer